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                                                                     EXHIBIT 5.1


                               December 23, 1996


Uranium Resources Inc.
12750 Merit Drive, Suite 1020
Lock Box 12
Dallas, Texas 75251

Gentlemen:


     We have acted as counsel for Uranium Resources, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") on Form S-3 of 2,000,000 shares of the Company's Common Stock, $0.001 Par Value (the "Shares") to be issued by the Company in connection with a best efforts offering through Everen Securities as Placement Agent. The Registration Statement on Form S-3 and exhibits thereto filed with the Securities and Exchange Commission under the Act are referred to herein as the "Registration Statement."


     We have examined the Certificate of Incorporation of the Company, the Bylaws of the Company, the Minutes of the Board of Directors and Resolutions of Shareholders of the Company, the applicable laws of the State of Delaware and a copy of the Registration Statement.

     Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have ben duly authorized and, when issued in accordance with the Registration Statement, will be validly issued and fully paid and nonassessable.

     We hereby consent to the use of this opinion as part of the Registration Statement.

                                            Very truly yours,

                                            BAKER & HOSTETLER